Exhibit 99.1
COLEMAN CABLE INC. ANNOUNCES CLOSING OF
WOODS INDUSTRIES ACQUISITION
WAUKEGAN, Ill. — November 30, 2007 — Coleman Cable Inc. (Nasdaq: CCIX) (Coleman), announced today the closing of its acquisition of the electrical products business of Katy Industries, Inc. (Katy) (OTCBB:KATY), which operates in the United States as Woods Industries, Inc. (Woods U.S.) and in Canada as Woods Industries (Canada) Inc. (Woods Canada). The principal business of Woods U.S. and Woods Canada is the design and distribution of consumer electrical cord products, which are sold principally to national home improvement, mass merchant, hardware and other retailers.
Coleman Cable purchased certain assets of Woods U.S. and all the stock of Woods Canada for a total cash purchase price of $45 million plus working capital adjustments of approximately $5.7 million, which included approximately $4.7 million of cash. The Company plans a permanent reduction of working capital of $12 to $15 million within three months, thereby enabling a reduction in the acquisition debt by a like amount. Coleman Cable utilized its current revolving credit facility to fund the purchase price.
For the full year of 2008, Coleman Cable estimates that the acquisition will contribute to its financial results approximately $125 million of additional revenues, approximately $10 million of additional operating income and approximately $0.20 of additional earnings per share.
Coleman Cable expects to derive additional benefits from the acquisition over time through cross-selling opportunities, logistics and purchasing synergies, and the implementation of best practices throughout the entire organization.
William Blair & Co. served as exclusive financial advisor to Coleman Cable with respect to the acquisition.
Commenting on the acquisition, Coleman President and CEO Gary Yetman said, “Woods U.S. and Woods Canada provides us an exceptional opportunity to expand Coleman’s U.S. footprint and enhance its market presence and penetration in Canada, making Coleman, we believe, a preeminent supplier of assembled wire and cable products in North America.”
About Coleman Cable, Inc.
Coleman Cable Inc. is a leading manufacturer and innovator of electrical and electronic wire and cable products for the security, sound, telecommunications, electrical, commercial, industrial, and automotive industries. With extensive design and production capabilities and a long-standing dedication to customer service, Coleman Cable, Inc. is the preferred choice of cable and wire users throughout the United States. The company is located at 1530 Shields Drive, Waukegan, IL 60085.

Various statements included in this release regarding the proposed transaction, its expected financial and operating effects, the timing and completion of the proposed transaction and any other statements about Coleman Cable, Inc.’s (“Coleman”) future expectations, beliefs, goals, plans or prospects constitute forward-looking statements. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors out of our control that could result in our not consummating the acquisition (such as the failure to satisfy closing conditions or the occurrence of a material adverse effect) or that could cause the actual results of the acquisition to differ materially from those indicated by such forward-looking statements, including: the ability to realize the anticipated benefits of the transaction described above, intense competition in Coleman’s industry, the adverse reaction of suppliers and customers to the change in control; unknown circumstances regarding the acquired businesses; changes in government regulation, failure to manage the integration of the acquired businesses and other risks that are set forth in Coleman’s Annual Report on Form 10-K for the year ended December 31, 2006. In addition, any forward-looking statements represent Coleman’s views only as of today and should not be relied upon as representing its views as of any subsequent date. While Coleman may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if its estimates change and, therefore, you should not rely on these forward-looking statements as representing Coleman’s views as of any date subsequent to today.
CCIX-G
Investor Contacts:
Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com